Exhibit 99.1

TACTICA INTERNATIONAL ANNOUNCES FINANCING

NEW YORK, New York, Dec. 10 /Business Wire/ — IGIA, INC. (OTC: IGAI.OB) announced today that Tactica International, Inc., its wholly-owned subsidiary, closed on a $300,000 financing provided by Company senior management. Tactica plans to use the funds for extending its TV infomercial campaign that features the Singer® Lazer Storm vacuum cleaner, fulfilling orders for its IGIÁ® products placed by retail and catalog customers and operating the business.

“We expect to use the financing to build on Tactica’s business fundamentals and attract additional financing for Tactica” stated Avi Sivan, Chief Executive Officer. The Company is currently in negotiations for additional interim DIP financing and a permanent borrowing facility.

About IGIA

IGIA, Inc., with its wholly owned subsidiary Tactica International, Inc., (“Tactica”), is a designer, developer, and worldwide marketer of personal and home care items. Its globally recognized portfolio of brands includes IGIA® and Singer®. Tactica, through its registered proprietary logo, As Seen On TV(TM), is a leader in its innovative IGIA® personal care products. The IGIA name ranks amongst the most recognizable personal care brands as cited by an industry publication. In addition, Tactica holds an exclusive license to market an innovative line of floor care products under the Singer® name. Tactica markets and sells these products through TV infomercials, mass-market retailers as well as specialty retailers, catalogs and through http://www.igia.com and http://www.singervac.com.

This press release contains forward-looking statements. The words or phrases “may,” “intends,” “expects,” “estimate,” “indicate,” “plans,” “anticipates,” “could,” “if,” “will,” “should” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include: (a) whether Tactica will emerge from bankruptcy as a viable entity following its filing of voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (docket 04-16805) on October 21, 2004; (b) whether IGIA and/or Tactica will obtain additional financing to adequately operate its business and execute acquisitions; (c) other factors set forth in IGIA’s periodic reports and registration statements filed with the Securities and Exchange Commission, which may be reviewed by accessing the SEC’s EDGAR system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. IGIA cautions readers not to place undue reliance on such statements. Unless otherwise required by applicable law, IGIA does not undertake, and IGIA specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact info:	Paul Greenfield
General Counsel
(212) 575-0500 x134